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                                                                     EXHIBIT 3.2

                                    BYLAWS OF
                                IBT BANCORP, INC.


ARTICLE I.  STOCK

     Section 1. Certificate of Shares. The certificate of shares of capital stock of the corporation shall be in such form as shall be approved by the Board of Directors and as required by law.

     Section 2. Transfer of Shares. Shares of capital stock shall be transferred upon the books of the corporation upon endorsement of the certificates representing such shares by the registered holder thereof or his or her authorized attorney, and surrendered to the secretary for cancellation, or as otherwise permitted by law.

     Section 3. Lost Certificates. In the event of loss of stock certificates, new certificates shall be issued upon proof of loss by the registered holder or his or her legal representative. The Board of Directors may require a bond of indemnity in a form satisfactory to them as a condition thereof.


ARTICLE II. SHAREHOLDERS

     Section 1. Annual Meeting. The annual meeting of the shareholders shall be held on the third Tuesday of every April of each year, at such hour as shall be designated by the Board of Directors for the purpose of electing directors and transacting such other business as shall properly come before the meeting. A majority of the members of the Board of Directors may vote on or before February 1 of each year to change the date of said annual meeting for that year. Said annual meeting will be held at the City of Mt. Pleasant, Michigan, except as otherwise provided by resolution of the Board of Directors.

     Section 2. Special Meeting. Special meetings of the shareholders may be called by the President or the Secretary and shall be called by either of them on the request, in writing or by vote, of a majority of the directors or the shareholders of record. Every such special meeting shall be called with not less than ten (10) days notice before the time fixed for the meeting.

     Section 3. Notice of Meeting. Written notice of the time, place and purpose or purposes of the shareholders meeting shall be mailed to each shareholder at his or her last known address, as the same appears upon the stock record of the company not less than ten (10) nor more than sixty (60) days prior to the meeting.

     Section 4. Quorum of Stockholders. At any meeting of the shareholders, the holders of a majority of all the voting shares of the capital stock issued and outstanding, present in person or represented by proxy, shall constitute a quorum. Meetings at which less than a quorum is represented may, however, be adjourned from time to time to a further date by those who attend without further notice other than the announcement at such meeting, and when a quorum shall be present upon any such adjourned day, any business may be transacted which might have been transacted at the meeting as originally called.



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     Section 5. Proxy and Voting. Shareholders of record may vote at any meeting either in person or by proxy in writing which shall be filed with the secretary of the meeting before such vote by proxy is cast.

     Section 6. Waiver of Notice. Attendance in person or by proxy shall constitute waiver of notice of the meeting except when the shareholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any shareholder may waive notice of a meeting.


ARTICLE III. DIRECTORS

     Section 1. Number and Eligibility. The management of the business and affairs of the corporation shall be vested in a Board of not less than five (5) nor more than eleven (11) directors who shall hold office for the term for which they are elected, or until their successor or successors are elected and qualified, or until their resignation or removal. At each annual meeting, before proceeding with the election of directors, the Board of Directors shall designate the number of directors within the foregoing limitations, that are to be elected for the ensuing year. The Board of Directors may fill any vacancy that occurs in the Board by death, resignation or otherwise for the current year; however, when a vacancy reduces the membership of the Board to less than five (5) in number, the remaining directors shall forthwith fill such vacancy in order to maintain a Board of at least five (5) directors.

     Commencing with the annual election of directors by the shareholders in 1994, the directors shall be divided into three classes, as nearly equal in number as possible, and the term of office of the first class shall expire at the 1995 annual meeting of shareholders, the term of office of the second class shall expire at the 1996 annual meeting of shareholders, and the term of office of the third class shall expire at the 1997 annual meeting of shareholders, or, in each case, until their successors shall be duly elected and qualified. At each annual meeting commencing in 1995, a number of directors equal to the number of the class whose term expires at the time of the meeting (reduced as provided in the first paragraph of this Section) shall be elected to hold office until the third succeeding annual meeting of shareholders or for such shorter term designated by the Board of Directors so as to keep the classes of directors as nearly equal in number as possible.

     Section 2. Meetings. Regular meetings of the Board of Directors shall be held at such times and such places as the directors from time to time determine. Special meetings of the Board of Directors shall be held whenever called by the president. The president shall be required to call a special meeting upon written request of any three (3) directors. All calls for special meetings shall indicate the purpose or purposes for which a special meeting is requested. Due notice of any special meetings, which may be waived, shall be given by the secretary by telephone, telegram or other writing not later than 24 hours preceding the meeting. Attendance at a meeting shall act as waiver of notice.

     Section 3. Quorum. A majority of the directors elected and qualified shall constitute a quorum for the transaction of all business, except such matters as require an affirmative vote of two-thirds of the members of the Board.

     Section 4. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors of the corporation and may designate one or


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more directors as alternate members of a committee, who may replace an absent or disqualified member at a meeting of the committee. In the event of the absence or disqualification of a member of a committee, the members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified member. A committee, and each member thereof, shall serve at the pleasure of the Board of Directors and be endowed with such powers and charged with such duties as the Board may prescribe.

     Section 5. Vacancies. Vacancies in the Board of Directors may be filled by the remaining members of the Board and each person so elected shall be a director until the next election of directors by the shareholders.

     Section 6. Retirement of Directors. Members of the Board of Directors will retire from the Board at the completion of the month in which they attain seventy (70) years of age. At the Board's option, retirement may be extended to the end of the calendar year in which the member attains age seventy (70). The foregoing language notwithstanding, members of the Board of Directors who attain seventy (70) years of age during calendar year 1998 shall retire from the Board at the completion of their term of office during which they attain seventy (70) years of age.

     Section 7. Electronic Meetings. Members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section shall constitute presence in person at the meeting.


ARTICLE IV. OFFICERS

     Section 1. Officers. The officers of this corporation shall consist of a chairman of the board, a president, one or more vice presidents, a secretary and a treasurer. The Board of Directors may elect or appoint such other officers and agents as they shall deem necessary for the transaction of business of the corporation. Officers' terms of office shall be for one year or until their successors are elected and qualified, or until their resignation or removal.

     Section 2. Duties of Officers. The officers of the corporation shall be charged with such duties and authority as provided by these bylaws or otherwise designated by the Board of Directors.

     Section 3. President. The president shall be the chief executive officer and shall serve as chairman of the Board unless the Board designates another director to be chairman in lieu of the president.

     Section 4. Vice President. In case the office of the president shall become vacant by death, resignation or otherwise, or in case of the absence of the president or his or her disability to discharge the duties of his or her office, such duties shall, for the time being, devolve upon the vice president who shall do and perform such other acts as the Board of Directors may, from time to time, authorize him or her to do.


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     Section 5. Treasurer. The treasurer shall have custody and keep account of all money, funds and property of the corporation unless otherwise determined by the Board of Directors and he or she shall render such accounts and present such statements to the directors and president as may be required of him or her. He or she shall deposit all funds of the corporation which may come into his or her hands in such bank or banks as the Board of Directors may designate. He or she shall keep his or her bank accounts in the name of the corporation and shall exhibit his or her books and accounts at all reasonable times to any director of the company upon application at the office of the company during business hours. He or she shall pay out money as the business may require upon the order of the properly constituted officer or officers of the corporation taking proper vouchers therefor; provided, however, that the Board of Directors shall have power by resolution to delegate any of the duties of the treasurer to other officers and to provide by what officers, if any, all bills, notes, checks, vouchers, orders or other instruments shall be signed. He or she shall perform, in addition, such other duties as may be delegated to him or her by the Board of Directors.

     Section 6. Secretary. The secretary of the corporation shall keep the minutes of all the meetings of the shareholders and Board of Directors in books provided for that purpose; he or she shall attend to the giving and receiving of all notices of the corporation; he or she shall have charge of the certificate books, transfer books, and stock ledgers, and such other books and papers as the Board of Directors may direct; all of which shall, at all reasonable times, be open to the examination of any director upon application at the office of the secretary, and in addition, he or she shall perform such other duties as may be delegated to him or her by the Board of Directors.


ARTICLE V. EXECUTION OF INSTRUMENTS

     Section 1. Conveyances and Contracts for Sale of Real Estate. All conveyances of real estate and contracts for the sale of real estate shall be executed by the president, or vice president and secretary, or such other officer or officers as may be authorized by the Board of Directors.

     Section 2. Other Contracts. Any of the following officers, president, vice president, secretary or treasurer, may sign any contracts of the corporation unless otherwise provided by the Board of Directors.


ARTICLE VI. FISCAL YEAR

     Section 1. Fiscal Year. The corporation's fiscal year shall be the calendar year unless otherwise determined by the Board of Directors.


ARTICLE VII. AMENDMENTS TO BYLAWS

     Those provisions of these Bylaws providing for a classified Board of Directors (currently Article III. Section 1) and the provisions of this sentence may be amended or repealed only by vote of the holders of a majority of shares of common stock of the corporation. Except as provided in the immediately preceding sentence, the Bylaws of the corporation may be amended by a two-thirds affirmative vote of the Board of Directors or by a majority vote of the

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shareholders at any regular meeting, or special meeting called for that purpose, upon prior notice of the proposed action.



Revised 5/00